Collectors Universe Reports Results for First Quarter Ended September 30, 2010

NEWPORT BEACH, CA – November 4, 2010 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its first quarter ended September 30, 2010.

Operational and Financial Highlights:

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Net service revenue increased 5% in the current first quarter driven primarily by an 8% increase in coin service revenues.  Notably, coin units graded increased by approximately 25% as compared to the prior year quarter, due primarily to an increase in modern coin authentication and grading submissions.

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The gross profit margin in the first quarter was 61% of revenues, as compared to 60% in the prior year quarter.  The gross profit margin improvement was driven by further reduction in our direct costs per coin unit graded and authenticated, offset by a lower average service fee.

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Operating income of $1.8 million for the quarter was consistent with the first quarter of fiscal 2010.  We chose to invest in sales and marketing initiatives, resulting in a $0.3 million increase in selling and marketing expenses in the first quarter of fiscal 2011, primarily to extend the geographical reach of our grading services into Europe and hold key events for both PCGS and PSA customers.

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Income from continuing operations for the first quarter of fiscal 2011 was $1.1 million, or $0.14 per diluted share, compared to $1.7 million, or $0.22 per diluted share, for the first quarter of fiscal year 2010.

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The results for the first quarter of fiscal 2011 reflect a tax provision of $0.7 million as a result of the release of valuation allowances against deferred tax assets at June 30, 2010, which represented an increase of $0.6 million, as compared to the tax provision in last year’s first quarter.  Cash taxes paid remain minimal.

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The Company’s cash position at September 30, 2010 was $19.3 million, compared with $20.3 million at June 30, 2010.  We used net cash of $1.0 million for the quarter, comprised of cash generated from continuing operations of $1.3 million, including payment of annual incentive compensation of $0.7 million, primarily offset by the payment of $2.2 million of cash dividends to stockholders during the first three months of the current fiscal year.

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On October 6, 2010, we announced the increase in our quarterly cash dividend to $0.325 per share per quarter with the first dividend under such policy to be paid on November 19, 2010 to stockholders of record on November 5, 2010.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “Strong growth in submissions and continued improvement in operating efficiencies underpinned a solid quarter.  We have chosen to invest prudently in sales and marketing expense to drive future growth and are specifically encouraged by the early results in Europe through our Paris office.  Additionally, the Company continues to have net operating losses and other tax attributes available, that should minimize the cash payment of taxes over the next two years, depending upon our continued profitable financial performance.  Your Board remains committed to a strong and stable dividend policy, while maintaining sufficient corporate financial flexibility.  Looking ahead into the second quarter, typically our slowest quarter, we are encouraged by several potential modern/bulk programs.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, November 4, 2010 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 866-225-8754 or 480-629-9692, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through November 18, 2010, by dialing 800-406-7325 or 303-590-3030 and entering access code 4382799#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the 12 months ended September 30, 2010; the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the economic recession and sluggishness of the economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and our Form 10-Q, which we filed with the Securities and Exchange Commission today.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com
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COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2010	2009
Net revenues	$9,755	$9,298
Cost of revenues	3,774	3,739
Gross profit	5,981	5,559
Operating Expenses:
Selling and marketing expenses	1,524	1,195
General and administrative expenses	2,618	2,568
Total operating expenses	4,142	3,763
Operating income	1,839	1,796
Interest and other income, net	24	40
Income before provision for income taxes	1,863	1,836
Provision for income taxes	745	127
Income from continuing operations	1,118	1,709
Loss from discontinued operations, net of loss on sales of discontinued businesses, net of income taxes	(13)	(53)
Net income	$1,105	$1,656

Net income (loss) per basic share:
Income from continuing operations	$0.15	$0.23
Loss from discontinued operations	-	(0.01)
Net income	$0.15	$0.22

Net income (loss) per diluted share:
Income from continuing operations	$0.14	$0.22
Loss from discontinued operations	-	-
Net income	$0.14	$0.22

Weighted average shares outstanding:
Basic	7,502	7,551
Diluted	7,725	7,629
Dividends declared per common share	$0.30	$-

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COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)
	September 30,	June 30,
ASSETS	2010	2010
Current assets:
Cash and cash equivalents	$19,333	$20,321
Accounts receivable, net of allowance of $76 at September 30, 2010 and $75 at June 30, 2010	1,247	1,246
Inventories, net	1,131	708
Prepaid expenses and other current assets	785	919
Refundable income taxes	65	335
Net deferred income tax asset	3,630	4,365
Notes receivable from sale of net assets of discontinued operations	73	96
Current assets of discontinued operations	33	52
Total current assets	26,297	28,042

Property and equipment, net	1,129	1,145
Goodwill	2,826	2,826
Intangible assets, net	2,071	2,184
Net deferred income tax asset	3,807	3,807
Notes receivable from sale of net assets of discontinued operations	174	170
Other assets	257	330
Non-current assets of discontinued operations	182	182
	$36,743	$38,686
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,218	$1,434
Accrued liabilities	1,456	1,495
Accrued compensation and benefits	1,123	1,804
Income taxes payable	193	197
Deferred revenue	1,982	1,926
Current liabilities of discontinued operations	873	923
Total current liabilities	6,845	7,779

Deferred rent	343	321
Non-current liabilities of discontinued operations	2,889	2,974
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized, none issued or outstanding		-
Common stock, $.001 par value; 20,000 shares authorized; 7,805 and 7,693 shares issued and outstanding at September 30, 2010 and at June 30, 2010, respectively	8	8
Additional paid-in capital	68,427	68,134
Accumulated deficit	(41,769)	(40,530)
Total stockholders’ equity	26,666	27,612
	$36,743	$38,686